Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

PATRIOT COAL PROMOTES MICHAEL D. DAY TO

EXECUTIVE VICE PRESIDENT – OPERATIONS

ST. LOUIS, February 1, 2013 – Patriot Coal Corporation today announced that Michael D. Day has been promoted to the new position of Executive Vice President – Operations. Previously, Mr. Day served as Senior Vice President overseeing Patriot’s West Virginia Central and Kentucky operations, along with its centralized engineering group. In his expanded role, Mr. Day will assume responsibility for all of Patriot’s operations, as well as the safety, engineering, purchasing, and maintenance functions. He will continue to report to Bennett K. Hatfield, President and Chief Executive Officer.

“Mike is a proven and experienced leader with operations and engineering expertise. In his new position, he will oversee a number of operational cost reduction initiatives that are critical to achieving the results in our business plan,” stated Patriot President and Chief Executive Officer Bennett K. Hatfield. “Mike will further strengthen our executive management team and support Patriot’s ongoing reorganization efforts.”

Regional operations executives reporting to Mr. Day will be James N. Magro – Senior Vice President – West Virginia Northern Region; John R. Jones – Senior Vice President – West Virginia Southern Region; Matthew G. Cook – Vice President – West Virginia Central Region; and Robert W. Bosch – General Manager – Kentucky Operations.

Also reporting to Mr. Day will be Terry G. Hudson – Vice President – Safety; Kent R. DesRocher – Vice President – Engineering; C. Wayne Elkins – Vice President – Materials Management; and James R. Clendenen – Director of Maintenance.

Mr. Day has more than 20 years of mining experience and holds a Bachelor of Science degree in Mining Engineering from the University of Kentucky.

About Patriot Coal

Patriot Coal Corporation is a producer and marketer of coal in the eastern United States, with 11 active mining complexes in Appalachia and the Illinois Basin. Patriot ships to domestic and international electricity generators, industrial users and metallurgical coal customers, and controls approximately 1.9 billion tons of proven and probable coal reserves.

Forward-Looking Statements

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may be beyond our control and may cause our actual future results to differ materially from our current expectations both in connection with the Chapter 11 filings Patriot announced on July 9, 2012 and our business and financial prospects. No assurance can be made that these events will come to fruition. We undertake no obligation (and expressly disclaim any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Factors that could affect our results include, but are not limited to: (i) the ability of Patriot and its subsidiaries to continue as a going concern, (ii) the ability of Patriot and its subsidiaries to operate within the restrictions and liquidity limitations of the post-petition credit facilities authorized by the Bankruptcy Court, (iii) the ability of Patriot and its subsidiaries to obtain Bankruptcy Court approval with respect to motions in the Chapter 11 cases, (iv) the ability of Patriot and its subsidiaries to successfully complete a reorganization under Chapter 11 and emerge from bankruptcy, which is dependent upon, among other things, the ability to implement changes to wage and benefit programs and postretirement benefit obligations consensually or pursuant to Sections 1113 and 1114 of the Bankruptcy Code, to minimize liabilities upon emergence and to obtain post-bankruptcy financing, (v) the effects of the bankruptcy filing on Patriot and its subsidiaries and the interests of various creditors, equity holders and other constituents, (vi) Bankruptcy Court rulings in the Chapter 11 cases and the outcome of the cases in general, (vii) the length of time Patriot and its subsidiaries will operate under the Chapter 11 cases, (viii) risks associated with third-party motions in the Chapter 11 cases, which may interfere with the ability of Patriot and its subsidiaries to develop one or more plans of reorganization and consummate such plans once they are developed, (ix) the potential adverse effects of the Chapter 11 proceedings on Patriot’s liquidity or results of operations, (x) the ability to execute Patriot’s business and restructuring plans, (xi) increased legal costs related to Patriot’s bankruptcy filing and other litigation, and (xii) the ability of Patriot and its subsidiaries to maintain contracts that are critical to their operation, including to obtain and maintain normal terms with their vendors, customers, landlords and service providers and to retain key executives, managers and employees. In the event that the risks disclosed in Patriot’s public filings and those discussed above cause results to differ materially from those expressed in Patriot’s forward-looking statements, Patriot’s business, financial condition, results of operations or liquidity, and the interests of creditors, equity holders and other constituents, could be materially adversely affected. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to Patriot’s Form 10-K and Form 10-Q reports.

MEDIA CONTACT:	INVESTOR CONTACT:
Michael Freitag/Aaron Palash Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449	Janine Orf (314) 275-3680 jorf@patriotcoal.com

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